                                                                    Exhibit 4.1
                                          Standard & Poor's
                                          A Division of the McGraw-Hill
                                          Companies

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
           55 Water Street, 45th Floor         Frank A. Ciccotto, Jr.
           New York, New York 10041            Managing Director
           Tel 212-438-4417                    E-Business Services
           Fax 212-438-7748
           frank ciccotto@standardandpoors.com
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                                                              December 12, 2001


Salomon Smith Barney Inc.
388 Greenwich Street
New York, N.Y. 10013

JPMorgan Chase Bank
4 New York Plaza
New York, N.Y. 10004


Re:Tax Exempt Securities Trust, National Trust 288 (Insured), California Trust
   190, Florida Trust 109 and New Jersey Trust 154


Gentlemen:


   We have examined Registration Statement File Nos. 333-73632, 333-73060, 333-64388 and 333-64390 for the above-mentioned trusts. We hereby acknowledge that Kenny S&P Evaluation Services, a division of J.J. Kenny Co., Inc. is currently acting as the evaluator for the trusts. We hereby consent to the use in the Registration Statement of the reference to Kenny S&P Evaluation Services, a division of J.J. Kenny Co., Inc. as evaluator.


   In addition, we hereby confirm that the ratings indicated in the Registration Statement for the respective bonds comprising the trust portfolios are the ratings indicated in our KENNYBASE database as of the date of the evaluation report.

   You are hereby authorized to file a copy of this letter with the Securities and Exchange Commission.

                                          Sincerely,

                                          /S/ FRANK A. CICCOTTO
                                          ----------------------
                                          FRANK A. CICCOTTO
                                          Vice President